Exhibit 10.16

AIA Document G701-2000
Change Order

PROJECT:	CHANGE ORDER NUMBER: 01
(Name and Address)	DATE: July 17, 2001
Mountaineer Park, Inc.	ARCHITECT’S PROJECT
NUMBER:00.21
PO Box 358
Chester, WV 26034

TO CONTRACTOR:	CONTRACT DATE: June 12, 2001
(Name and address)	CONTRACT FOR: New Hotel
Just-Mark Construction, Inc.
PO Box 14054
Pittsburgh, PA 15239

THE CONTRACT IS CHANGED AS FOLLOWS:

(Include, where applicable, any undisputed amount attributable to previously executed Construction Change Directives.)

The original Contract Sum for Phase I was $12,895.757.
The net change by previously authorized Change Orders:  $0.00.
The Contract Sum prior to this Change Order was $12,895.757.

The Contract Sum for Phase I and a portion of Phase III as more fully set forth by the listed work on Exhibit “A” attached hereto, and made a part hereof will be increased by this Change Order in the amount of $2,140.142.00.

The new Contract Sum for the Phases defined above, including this Change Order will be $15,035.899.
The Contract Time will be unchanged.

The date of Substantial Completion as of the date of this Change Order therefore is March 15, 2002.

NOTE: This Change Order does not include changes in the Contract Sum, Contract Time or Guaranteed Maximum Price which have been authorized by Construction Change Directive for which the cost or time are in dispute as described in Subparagraph 7.3.8 of AIA Document A201.

*Reference attached estimate for items to be included in Phase I Contract.

Not valid until signed by the Architect, Contractor and Owner.

Devlin Design Architects, P.C.
(Architect)

/s/ Douglas Devlin
Douglas Devlin
President

Just-Mark Construction, Inc.
(Contractor)

/s/ Anthony J. Pivik
Anthony J. Pivik
President

Mountaineer Park, Inc.
(Owner)

/s/ Edson R. Arneault
Edson r. Arneault
President

                                                                                AIA Document A201 – 1997

General Conditions of the Contract for Construction

TABLE OF ARTICLES

1.          GENERAL PROVISIONS

2.          OWNER

3.          CONTRACTOR

4.          ADMINISTRATION OF THE CONTRACT

5.          SUBCONTRACTORS

6.          CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

7.          CHANGES IN THE WORK

8.          TIME

9.          PAYMENTS AND COMPLETION

10.        PROTECTION OF PERSONS AND PROPERTY

11.        INSURANCE AND BONDS

12.        UNCOVERING AND CORRECTION OF WORK

13.        MISCELLANEOUS PROVISIONS

14.        TERMINATION OR SUSPENSION OF THE CONTRACT

ARTICLE 1     GENERAL PROVISIONS

1.1        BASIC DEFINITIONS
1.1.1     THE CONTRACT DOCUMENTS
The Contract Documents consist of the Agreement between Owner and Contractor (hereinafter the Agreement), Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of the Contract, other documents listed in the Agreement and Modifications issued after execution of the Contract, all as set forth on Schedule A-2 to Form A-101.  A modification is (1) a written amendment to the Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Architect.  Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, Instructions to Bidders, sample forms, the Contractor’s bid or portions of Addenda relating to bidding requirements).

1.1.2     THE CONTRACT
The Contract Documents form the Contract for Construction.  The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreement, either written or oral.  The Contract may be amended or modified only by a Modification.  The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Contractor, (2) between the Owner and a Subcontractor or Sub-subcontractor, (3) between the Owner and Architect or (4) between any persons or entities other than the Owner and Contractor.  The Architect shall, however, be entitled to performance and enforcement of obligations under the Contract intended to facilitate performance of the Architect’s duties.

1.1.3     THE WORK
The term “Work” means the construction and services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor’s obligations.  The Work may constitute the whole or a part of the Project.

1.1.4     THE PROJECT
The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner or by separate contractors.

1.1.5     THE DRAWINGS
The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

1.1.6     THE SPECIFICATIONS
The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

1.1.7     THE PROJECT MANUAL
The Project Manual is a volume assembled for the Work which may include the bidding requirements, sample forms, Conditions of the Contract and Specifications.

1.2        CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS
1.2.1     The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor.  The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results.

1.2.2     Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

1.2.3     Unless otherwise stated and defined in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.3        CAPITALIZATION
1.3.1     Terms capitalized in these General Conditions include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to Paragraphs, Subparagraphs and Clauses in the document or (3) the titles of other documents published by the American Institute of Architects.

1.4        INTERPRETATION
1.4.1     In the interest of brevity the Contract Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

1.5        EXECUTION OF CONTRACT DOCUMENTS
1.5.1     The Contract Documents shall be signed by the Owner and Contractor.  If either the Owner or Contractor or both do not sign the Contract Documents, the Architect shall identify such unsigned Documents upon request.

1.5.2     Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

1.6        OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND INSTRUMENTS OF SERVICE
1.6.1     The Drawings, Specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service through which the Work to be executed by the Contractor is described.  The Contractor may retain one record set.  Neither the Contractor nor any Subcontractor, Sub-subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect or the Architect’s consultants, and unless otherwise indicated the Architect and the Architect’s consultants shall be deemed the authors of them and will retain all common law, statutory and other reserved rights, in addition to the copyrights.  All copies of Instruments of Service, except the Contractor’s record set, shall be returned or suitably accounted for to the Architect, on request, upon completion of the Work.  The Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants, and copies thereof furnished to the Contractor, are for use solely with respect to this Project.  They are not to be used by the Contractor or any Subcontractor, Sub-subcontractor or material or equipment supplier on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner, Architect and the Architect’s consultants.  The Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers are authorized to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants appropriate to and for use in the execution of their Work under the Contract Documents.  All copies made under this authorization shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants.  Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Architect’s or Architect’s consultants’ copyrights or other reserved rights.

ARTICLE 2     OWNER

2.1        GENERAL
2.1.1     The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization.  Except as otherwise provided in Subparagraph 4.2.1, the Architect does not have such authority.  The term “Owner” means the Owner or the Owner’s authorized representative.

2.1.2     The Owner shall furnish to the Contractor within fifteen days after receipt of a written request, information necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic’s lien rights.  Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.

2.2        INFORMATION AND SERVICES REQUIRED OF THE OWNER
2.2.1     The Owner shall, at the written request of the Contractor, prior to commencement of the Work and thereafter, furnish to the Contractor reasonable evidence that financial arrangements have been made to fulfill the Owner’s obligations under the Contract.  Furnishing of such evidence shall be a condition precedent to commencement or continuation of the Work.

2.2.2     Except for permits and fees, including those required under subparagraph 3.7.1, which are the responsibility of the Contractor under the Contract Documents, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

2.2.3     The Owner shall not be responsible for furnishing surveys (unless required for the execution of the Work and requested by the Contractor in writing), or other information as to the physical characteristics, legal limitations or utility locations for the Project site, but shall furnish or cause to be furnished to the Contractor a legal description of the Project site, which shall not constitute one of the Contract Documents.  Contractor shall confirm the location of each utility, shall excavate and dispose of each on-site utility and shall cap each off-site utility as required by the Work as may be included in the Specifications.  To the extent required for the execution of the Work, the Owner shall only provide to Contractor such test borings and information that it has as to subsurface conditions and site geology.  Owner does not assume any responsibility whatsoever with respect to the sufficiency or accuracy of borings made, or of the logs of test borings, or of any other investigations, or of the interpretations made thereof, and there is no warranty or guaranty, express or implied, that the conditions indicated by such investigations, borings, logs or information are representative of those existing throughout the Project site, or any part thereof, or that unforeseen developments may not occur.  The Contractor represents that it is familiar with the Project site and has received all information it needs concerning the condition of the Project site.  The Contractor represents that it has inspected the location of the Work and has satisfied itself as to the condition thereof, including, without limitation, all structural surface and reasonably ascertainable subsurface conditions.  Based upon the foregoing inspections, understandings, agreements and acknowledgments, the Contractor agrees and acknowledges (1) that the Contract Sum is just and reasonable compensation for all Work, including foreseen and foreseeable risks, hazards and difficulties in connection therewith, and (2) that the Contract Time if adequate for the performance of the Work.  The Contractor shall have no claims for surface or reasonably ascertainable subsurface conditions encountered.  The Contractor shall exercise special care in executing subsurface work in proximity of known subsurface utilities, improvements, and easements.

2.2.4     Information or services required of the Owner by the Contract Documents shall be furnished by the Owner with reasonable promptness.  Any other information or services relevant to the Contractor’s performance of the Work under the Owner’s control shall be furnished by the Owner after receipt from the Contractor of a written request for such information or services.

2.2.5     Unless otherwise provided in the Contract Documents, the Contractor will be furnished, free of charge, such copies of Drawings and Project Manuals as are reasonably necessary for execution of the Work.

2.3        OWNER’S RIGHT TO STOP THE WORK
2.3.1     If the Contractor fails to correct Work which is not in accordance with the requirements of the Contract Documents as required by Paragraph 12.2 fails to carry out Work in accordance with the Contract Documents, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity, except to the extent required by Subparagraph 6.1.3.  This right shall be in addition to and not in restriction or derogation of the Owner’s rights under Article 14 hereof.  The Owner’s right to stop the Work shall not relieve the Contractor of any of its responsibilities and obligations under or pursuant to the Contract Documents.

2.4        OWNER’S RIGHT TO CARRY OUT THE WORK
2.4.1     If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies.  In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the reasonable cost of correcting such deficiencies, including Owner’s expenses and compensation for the Architect’s additional services made necessary by such default, neglect or failure.  Such action by the Owner and amounts charged to the Contractor are both subject to prior approval of the Architect.  If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

ARTICLE 3     CONTRACTOR

3.1        GENERAL
3.1.1     The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The term “Contractor” means the Contractor or the Contractor’s authorized representative.

3.1.2     The Contractor shall perform the Work in accordance with the Contract Documents.

3.1.3     The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect’s administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor.

3.2        REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR
3.2.1     By submission of a Bid, the Contractor acknowledges that the Contract Documents are full and complete, are sufficient to have enabled it to determine the cost of the Work and that the Drawings, Specifications and all addenda are sufficient to enable the Contractor to construct the Work outlined therein in accordance with applicable laws, statutes, ordinances, building codes and regulations, and otherwise to fulfill all of its obligations under the Contract Documents.

3.2.1.1  Except as to any reported error, inconsistencies or omissions, and to concealed or unknown conditions defined in Subparagraph 4.3.4 by executing the Agreement, the Contractor represents the following:

.1          The Contract Documents are sufficiently complete and detailed for the Contractor to (1) perform the work required and to produce the results intended by the Contract Documents and (2) comply with all requirements of the Contract Documents.
.2          The work required by the Contract Documents, including, without limitation, all construction details, construction means, methods, procedures, and techniques necessary to perform the work, use of materials, selection of equipment, and requirements of product manufacturers is consistent with (1) good and sound practices within the construction industry; (2) generally prevailing and accepted industry standards applicable to work; (3) requirements of any warranties applicable to the work; and (4) all laws, ordinances, regulations, rules, and orders which bear upon the Contractor’s performance of the Work.

3.2.2.2  The Contractor shall, therefore, satisfy itself as to the accuracy of all dimensions and locations.  In all cases of interconnection of its work with existing or other work, it shall verify at the site, all dimensions relating to such existing or other work.  Any errors due to the Contractor’s failure to verify all such locations or dimensions shall be promptly rectified by the Contractor without any additional cost to the Owner.

3.2.2 [Intentionally Omitted]

3.2.3     If the Contractor believes that additional cost or time is involved because of clarifications or instructions issued by the Architect in response to the Contractor’s notices or requests for information pursuant to Subparagraph 3.2.1 and 3.2.2, the Contractor shall make Claims as provided in Subparagraphs 4.3.6 and 4.3.7.  If the Contractor fails to perform the obligations of Subparagraphs 3.2.1 and 3.2.2, the Contractor shall pay such costs and damages to the Owner as would have been avoided if the Contractor had performed such obligations.  The Contractor shall not be liable to the Owner or Architect for damages resulting from errors, inconsistencies or omissions in the Contract Documents or for differences between field measurements or conditions and the Contract Documents unless the Contractor recognized such error, inconsistency, omission or difference and knowingly failed to report it to the Architect.

3.3        SUPERVISION AND CONSTRUCTION PROCEDURES
3.3.1     The Contractor shall supervise and direct the Work, using the Contractor’s best skill and attention.  The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract, unless the Contract Documents give other specific instructions concerning construction means, methods, techniques, sequences or procedures, the Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures.  If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely written notice to the Owner and Architect and shall not proceed with that portion of the Work without further written instructions from the Architect.  If the Contractor is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by the Contractor, the Owner shall be solely responsible for any resulting loss or damage.

3.3.2     The Contractor shall be responsible to the Owner for acts and omissions of the Contractor’s employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work for or on behalf of the Contractor or any of its Subcontractors.

3.3.3     The Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.  It being expressly acknowledged in the event such Work has been previously approved by the Architect that such approval shall evidence that such portions of previous work are in the proper conditions.

3.3.4     After Execution of Contract, any claims for additional costs associated with completion of the Work within the required Contract time frames will not be considered.  The Contractor, who feels extra time, in any form such as shift work, overtime, and premium time, is necessary to meet Contract requirements regardless of trade, should include these costs in the Contract.  The Contractor must recognize that although its work might not require shift, overtime, or premium time work for completion within the stipulated time frame, failure to recognize the extra costs in its Contract shall not relieve the Contractor from utilizing shift overtime, or premium time work in performance of its Contract nor entitle the Contractor to additional compensation.  Where installation work is part of the Contract, all costs associated with meeting the time frames indicated in the construction schedules shall be included in the contract price.

3.4        LABOR AND MATERIALS
3.4.1     Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.4.2     The Contractor may make substitutions only with the consent of the Owner, after evaluation by the Architect in accordance with a Change Order.

3.4.3     The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Contract.  The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

3.5        WARRANTY
3.5.1     The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform to the requirements of the Contract Documents.  Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective.  The Contractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.  Further Contractor covenants and agrees to assign and transfer to Owner all right, title and interest of any kind or character in and to the manufacturer warrantees (and delivery of all supporting documentation) together with the receipt by the Contractor of Payment for Substantial Completion.

3.5.2     Materials and workmanship shall be guaranteed for a minimum of two years from the Date of Substantial Completion for entire project, except where a longer period is specified, and the Contractor shall make good without cost to the Owner for any defective portion of the Work of which the Contractor is notified within one year of the date of final payment of Contract.  Repair or replacement of such defects shall extend to other Work damaged thereby.  Owner’s rights and remedies hereunder shall be in addition to any other rights and remedies which Owner may have pursuant to law or this Contract.  Owner shall be entitled to all other rights and remedies provided by this contract and by law, in addition to the warranty rights and remedies set forth in this paragraph.

3.5.3     The Contractor shall forward guarantee and warranty registration cards to the manufacturers in the name of the Owner showing date of acceptable substantial completion of the work as the beginning date for guarantee and warranty periods.

3.6        TAXES
3.6.1     The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor which are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect.

3.7        PERMITS, FEES AND NOTICES
3.7.1     The Contractor shall secure and the Owner shall pay for the building permits.  The Contractor shall secure and pay for all other permits and governmental fees, licenses, fees due to water and sewer connections, and inspections necessary for proper execution of and completion of the Contract which are legally required.

3.7.2     The Contractor shall comply with and give notices required by law, ordinances, rules, regulations and lawful orders of public authorities applicable to performance of the Work.

3.7.2.1  It is the responsibility of the Contractor to determine what local ordinances, if any, will affect its work.  The Contractor shall check for any county, city, borough, or township rules or regulations applicable to the area in which the Project is being constructed and in addition, the Contractor shall check for any rules or regulations of other organizations having jurisdiction, such as chambers-of-commerce, planning commission, industries, or utility companies who have jurisdiction over lands which the Contractor occupies.  Any cost of compliance with local controls shall be included in the prices bid, even though documents of such local controlling agencies are not listed herein.

3.7.3     [Intentionally Omitted]

3.7.4     If the Contractor performs Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations without such notice to the Architect and Owner, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.  Specifically including, but not limited to, all direct and indirect costs including any architectural renderings, inspections or related engineering issues and costs.

3.8        ALLOWANCES
3.8.1     The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents, except to the extent scheduled in this Agreement.  Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities to whom the Contractor has reasonable objection.  Except, however, Contractor agrees to use commercially reasonable efforts to utilize Union Subcontractors for all such allowance work.

3.8.2     Unless otherwise provided in the Contract Documents:
.1	allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;
.2	Contractor’s costs for unloading and handing at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum but not in the allowances;
.3	whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Clause 3.8.2.1 and (2) changes in Contractor’s costs under Clause 3.8.2.2.

3.8.3     Materials and equipment under an allowance shall be selected by the Owner in sufficient time to avoid delay in the Work.

3.9        SUPERINTENDENT
3.9.1     The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work.  The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor.  Important communications shall be confirmed in writing.  Other communications shall be similarly confirmed on written request in each case.  It is acknowledged that Ronald Speicher shall be the Superintendent and that the Contractor shall not delegate a replacement without the Owner’s consent.

3.10      CONTRACTOR’S CONSTRUCTION SCHEDULES

3.10.1   The Contractor, promptly after being awarded the Contract, shall prepare and submit for the Owner’s and Architect’s information a Contractor’s construction schedule for the Work.  The schedule shall not exceed time limits current under the Contract Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project,, shall be related to the entire Project to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work.

3.10.2   The Contractor shall prepare and keep current, for the Architect’s approval, a schedule of submittals which is coordinated with the Contractor’s construction schedule and allows the Architect reasonable time to review submittals.

3.10.3   The Contractor shall perform the Work in general accordance with the most recent schedules submitted to the Owner and Architect.

3.11      DOCUMENTS AND SAMPLES AT THE SITE
3.11.1   The Contractor shall maintain at the site for the Owner one record copy of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals.  These shall be available to the Architect and shall be delivered to the Architect for submittal to the Owner upon completion of the Work.

3.12      SHOP DRAWINGS, PRODUCT DATA AND SAMPLES
3.12.1   Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

3.12.2   Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3   Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4   Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents.  The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents.  Review by the Architect is subject to the limitations of Subparagraph 4.2.7.  Informational submittals upon which the Architect is not expected to take responsive action may be identified in the Contract Documents.  Submittals which are not required by the Contract Documents may be returned by the Architect without action.

3.12.5   The Contractor shall review for compliance with the Contract Documents, approve and submit to the Architect Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.  Submittals which are not marked as reviewed for compliance with the Contract Documents and approved by the Contractor may be returned by the Architect without action.

3.12.6   By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

3.12.7   The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect.

3.12.8   The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect’s approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and (1) the Architect has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation.  The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Architect’s approval thereof.

3.12.9   The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals.  In the absence of such written notice the Architect’s approval of a resubmission shall not apply to such revisions.

3.12.10  The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents or a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures.  The Contractor shall not be required to provide professional services in violation of applicable law.  If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy.  The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional.  Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Architect.  The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals, provided the Owner and Architect have specified to the Contractor all performance and design criteria that such services must satisfy.  Pursuant to this Subparagraph 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.  The Contractor shall not be responsible for the adequacy of the performance design criteria required by the Contract Documents.

3.13      USE OF SITE
3.13.1   The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.

3.14      CUTTING AND PATCHING

3.14.1   The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

3.14.2   The Contractor shall not damage or endanger a portion of the Work or the existing structures identified as the Parking Areas, Motel, Buffeteria, Kitchen Gaming Area or Convention Center or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction, or by excavation.  The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld.  The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor’s consent to cutting or otherwise altering the Work.

3.15      CLEANING UP
3.15.1   The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract.  At completion of the Work, the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials.

3.15.2   If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so (including the use of in-house staff) and the cost thereof shall be charged to the Contractor.  Any such amounts expended by the Owner may be set-off against amounts owed by Owner to Contractor hereunder.

3.16      ACCESS TOWORK
3.16.1   The Contractor shall provide the Owner and Architect access to the Work in preparation and progress wherever located.

3.17      ROYALTIES, PATENTS AND COPYRIGHTS
3.17.1   The Contractor shall pay all royalties and license fees.  The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents or where the copyright violations are contained in Drawings, Specifications or other documents prepared by the Owner or Architect.  However, if the Contractor has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect.

3.18      INDEMNNIFICATION
3.18.1   To the fullest extent permitted by law, the Contractor shall indemnify and hold harmless the Owner and Architect, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to, attorney’s fees and defense costs, arising out of or resulting from performance of the Work, but only to the extent caused in whole or in part by the acts or omissions of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts or omissions they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder.  Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph 3.18.  The Contractor agrees to and does hereby assume on behalf of the Owner and Architect the defense of any action at law or in equity which may be brought against such indemnities, upon their demand, the amount of any judgment that may be entered against such damage or injury arises or is made, asserted, threatened against the Owner for which the Contractor or its insurer does not admit coverage, or if the Owner reasonably determines such coverage to be inadequate, the Owner shall have the right to withhold from any payments due or to become due to the Contractor an amount sufficient to protect the Owner from such claim, loss, necessary for the defense thereof.

3.18.2   In claims against any person or entity indemnified under this Paragraph 3.18, by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Subparagraph 3.18.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts.

3.19      REPRESENTATIONS AND WARRANTIES
3.19.1   The Contractor represents and warrants the following to the Owner (in addition to the other representations and warranties contained in the Contract Documents), as an inducement to the Owner to execute the Owner-Contractor Agreement, which representations and warranties shall survive the execution and delivery of the Owner-Contractor Agreement and the final completion of the Work:

(a)         that it is financially solvent, able to pay its debts as they mature and possessed of sufficient working capital to complete the Work and perform its obligations under the Contract Documents;

(b)        that it is able to furnish the personnel, tools, materials, supplies, equipment and labor required to complete the Work and perform its obligations hereunder and has sufficient experience and competence to do so;

(c)         that it is authorized to do business in the Commonwealth of West Virginia and is properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over it and over the Work and the site of the Project;

(d)        that its execution of the Owner-Contractor Agreement and its performance thereof is within its duly authorized powers;

(e)         that it is familiar with all Federal, State, Municipal and Department laws, ordinances and regulations, which may in any way affect the work of those employed herein, including but not limited to, any special acts relating to the work or to the project of which it is a part;

(f)         that such temporary and permanent work required by the Contract Documents as is to be done by it, can be satisfactorily constructed and used for the purposes for which it is intended, and that such construction will not injure any person or damage any property;

(g)        that it is familiar with local trade jurisdictional practices at the site of the Project;

(h)        that it has carefully examined the plans, the specifications and the site of the Work, and that from its own investigations, it has satisfied itself as to the nature and location of the Work, the character, quality and quantity of the surface and subsurface materials likely to be encountered, the character of equipment and other facilities needed for the performance of the Work, and the general local conditions, and all other materials which may in any way affect the work or its performance;

(i)          that it has determined what local ordinances, if any, will affect its work.  It has checked for any county, city, borough, or township rules or regulations applicable to the area in which the Project is being constructed and in addition, for any rules or regulations of other organizations having jurisdiction, such as chambers-of-commerce, planning commission, industries, or utility companies who have jurisdiction over lands which the Contractor occupies.  Any costs of compliance with local controls shall be included in the prices bid, even though documents of such local controlling agencies are not listed herein.

ARTICLE 4     ADMINISTRATION OF THE CONTRACT

4.1        ARCHITECT
4.1.1     The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The term “Architect” means the Architect or the Architect’s authorized representative.

4.1.2     Duties, responsibilities and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, Contractor and Architect.  Consent shall not be unreasonably withheld.

4.1.3     If the employment of the Architect is terminated, the Owner shall employ a new Architect against whom the Contractor has no reasonable objection and whose status under the Contract Documents shall be that of the former Architect.

4.2        ARCHITECT’S ADMINISTRATION OF THE CONTRACT
4.2.1     The Architect will provide administration of the Contract as described in the Contract Documents, and will be an Owner’s representative (1) during construction, (2) until final payment is due and (3) with the Owner’s concurrence, from time to time during the one-year period for correction of Work described in Paragraph 12.2.  The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents, unless otherwise modified in writing in accordance with other provisions of the Contract.

4.2.2     The Architect, as a representative of the Owner, will visit the site at intervals appropriate to the stage of the Contractor’s operations (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents.  However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work.  The Architect will neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents, except as provided in Subparagraph 3.3.1.

4.2.3     The Architect will not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents.  The Architect will not have control over or charge of and will not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or any other person or entities performing portion of the Work.

4.2.4     Communications Facilitating Contract Administration.  Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the Owner and Contractor shall endeavor to communicate with each other through the Architect about matters arising out of or relating to the Contract.  Communications by and with Subcontractors and material suppliers shall be through the Contractor.  Communications by and with separate contractors shall be through the Owner.

4.2.5     Based on the Architect’s evaluations of the Contractor’s Application for Payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

4.2.6     The Architect will have authority to reject Work that does not conform to the Contract Documents.  Whenever the Architect considers it necessary or advisable, the Architect will have authority to require inspection or testing of the Work in accordance with Subparagraphs 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed.  However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

4.2.7     The Architect will review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.  The Architect’s action will be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review.  Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents.  The Architect’s review of the Contractor’s submittals shall not relieve the Contractor of the obligations under Paragraphs 3,3, 3.5 and 3.12.  The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures.  The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

4.2.8     The Architect will prepare Change Orders and Construction Change Directives, and may authorize minor changes in the Work as provided in Paragraph 7.4.

4.2.9     The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, will receive and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract and assembled by the Contractor, and will issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

4.2.10   If the Owner and Architect agree, the Architect will provide one or more project representatives to assist in carrying out the Architect’s responsibilities at the site.  The duties, responsibilities and limitations of authority of such project representatives shall be as set forth in an exhibit to be incorporated in the Contract Documents.

4.2.11   The Architect will interpret and decide matters concerning performance under and requirements of, the Contract Documents on written request of either the Owner or Contractor.  The Architect’s response to such requests will be made in writing any time limits agreed upon or otherwise with reasonable promptness.  If no agreement is made concerning the time within which interpretations required of the Architect shall be furnished in compliance with this Paragraph 4.2, then delay shall not be recognized on account of failure by the Architect to furnish such interpretations until 15 days after written request is made for them.

4.2.12   Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract documents and will be in writing or in the form of drawings.  When making such interpretations and initial decisions, the Architect will endeavor to secure faithful performance by both Owner and Contractor, will not show partiality to either and will not be liable for results of interpretations or decisions so rendered in good faith.

4.2.13   The Architect’s decisions on matters relating to aesthetic effect will be final if consistent with the intent expressed in the Contract Documents.

4.3        CLAIMS AND DISPUTES
4.3.1     Definition.  A claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract.  The term “Claim” also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract.  Claims must be initiated by written notice.  The responsibility to substantiate Claims shall rest with the party making the Claim.

4.3.2     Time Limits on Claims.  Except to the extent provided in Paragraph 9.3, Claims by either party must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the Condition giving rise to the Claim, whichever is later.  Claims must be initiated by written notice to the Architect and the other party.

4.3.3     Continuing Contract Performance.  Pending final resolution of a Claim except as otherwise agreed in writing or as provided in Subparagraph 9.7.1 and Article 14, the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Contract Documents.  With each party expressly able to reserve their rights to as to those claims notwithstanding continued performance.

4.3.4     Claims for Concealed or Unknown Conditions.  If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Document or (2) unknown physical conditions of an unusual nature, which differ from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions.  The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor’s cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both.  If the Architect determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall so notify the Owner and Contractor in writing, stating the reasons.  Claims by either party in opposition to such determination must be made within 21 days after the Architect has given notice of the decision.  If the conditions encountered are materially different, the Contract Sum and Contract Time shall be equitably adjusted, but if the Owner and Contractor cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment shall be referred to the Architect for initial determination, subject to further proceedings pursuant to Paragraph 4.4.

4.3.5     Claims for Additional Cost.  If the Contractor wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work.  Prior notice is not required for Claims relating to an emergency endangering life or property arising under Paragraph 10.6.

4.3.6     If the Contractor believes additional cost is involved for reasons including but not limited to (1) a written interpretation from the Architect, (2) an order by the Owner to stop the Work where the Contractor was not at fault, (3) a written order for a minor change in the Work issued by the Architect, (4) failure of payment by the Owner, (5) termination of the Contract by the Owner, (6) Owner’s suspension or (7) other reasonable grounds, Claim shall be filed in accordance with this Paragraph 4.3.

4.3.7     [Intentionally Omitted]

4.3.8.    Injury or Damage to Person or Property.  If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery.  The notice shall provide sufficient detail to enable the other party to investigate the matter.

4.3.9     If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted.

4.3.10  [Intentionally Omitted]

4.4        RESOLUTION OF CLAIMS AND DISPUTES
4.4.1     Decision of Architect.  Claims, including those alleging an error or omission by the Architect but excluding those arising under Paragraphs 10.3 through 10.5, shall be referred initially to the Architect for decision.  An initial decision by the Architect shall be required as a condition precedent to mediation or litigation of all Claims between the Contractor and Owner arising prior to the date final payment is due, unless 30 days have passed after the Claim has been referred to the Architect with no decision having been rendered by the Architect.  The Architect will not decide disputes between the Contractor and persons or entities other than the Owner.

4.4.2     The Architect will review Claims and within ten days of the receipt of the Claim take one or more of the following actions:  (1) request additional supporting data from the claimant or a response with supporting data from the other party, (2) reject the Claim in whole or in part, (3) approve the Claim, (4) suggest a compromise, or (5) advise the parties that the Architect is unable to resolve the Claim if the Architect lacks sufficient information to evaluate the merits of the Claim or if the Architect concludes that, in the Architect’s sole discretion, it would be inappropriate for the Architect to resolve the Claim.

4.4.3     In evaluating Claims, the Architect may, but shall not be obligated to, consult with or seek information from either party or from persons with special knowledge or expertise who may assist the Architect in rendering a decision.  The Architect may request the Owner to authorize retention of such persons at the Owner’s expense.

4.4.4     If the Architect requests a party to provide a response to a Claim or to furnish additional supporting data, such party shall respond, within ten days after receipt of such request, and shall either provide a response on the requested supporting data, advise the Architect when the response or supporting data will be furnished or advise the Architect that no supporting data will be furnished.  Upon receipt of the response or supporting data, if any, the Architect will either reject or approve the Claim in whole or in part.

4.4.5     The Architect will approve or reject Claims by written decision, which shall state the reasons therefore and which shall notify the parties of any change in the Contract Sum or Contract Time or both.  The approval or rejection of a Claim by the Architect shall be final and binding on the parties but subject to mediation and arbitration.

4.4.6     When a written decision of the Architect states that (1) the decision is final but subject to mediation and arbitration and (2) a demand for arbitration of a Claim covered by such decision must be made within 30 days after the date on which the party making the demand receives the final written decision, then failure to demand arbitration within said 30 days’ period shall result in the Architect’s decision becoming final and binding upon the Owner and Contractor.  If the Architect renders a decision after arbitration proceedings have been initiated, such decision may be entered as evidence, but shall not supersede arbitration proceedings unless the decision is acceptable to all parties concerned.

4.4.7     Upon receipt of a Claim against the Contractor or at any time thereafter, the Architect or the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim.  If the Claim relates to a possibility of a Contractor’s default, the Architect or the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

4.5        MEDIATION
4.5.1     Any Claim arising out of or related to the Contract, except Claims relating to aesthetic effect and except those waived as provided for in Subparagraphs 4.3.10, 9.10.4 and 9.10.5 shall, after initial decision by the Architect or 30 days after submission of the Claim to the Architect, be subject to mediation as a condition precedent to the institution of legal or equitable proceedings by either party.

4.5.2     The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect.  Request for mediation shall be filed in writing with the other party to the Contract and with the American Arbitration Association.  The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

4.5.3     The parties shall share the mediator’s fee and nay filing fees equally.  The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon.  Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

4.6        [Intentionally Omitted]

ARTICLE 5     SUBCONTRACTORS

5.1        DEFINITIONS
5.1.1     A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site.  The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor.  The term “Subcontractor” does not include a separate contractor or subcontractors of a separate contractor.

5.1.2     A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site.  The term “Sub-subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

5.2        AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK
5.2.1     Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Owner through the Architect the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work.  The Architect will promptly reply to the Contractor in writing stating whether or not the Owner or the Architect, after due investigation, has reasonable objection to any such proposed person or entity.  Failure of the Owner or Architect to reply promptly shall constitute notice of no reasonable objection.

5.2.2     The Contractor shall not contract with a proposed person or entity to whom the Owner or Architect has made reasonable and timely objection.  The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection; provided, however, that Contractor shall use best efforts to use only Subcontractors who are Union tradesmen.

5.2.3     If the Owner or Architect has reasonable objection (including status as a union laborer) to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner or Architect has no reasonable objection.  If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work.  However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Contractor has acted promptly and respectively in submitting names as required.

5.2.4     The Contractor shall not change a Subcontractor, person or entity previously selected if the Owner or Architect makes reasonable objection to such substitute.

5.3        SUBCONTRACTUAL RELATIONS
5.3.1     By appropriate agreement, written where legally required for validity, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor’s Work, which the Contractor, by these Documents, assumes toward the Owner and Architect.  Each subcontract agreement shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner.  Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors.  The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents.  Subcontractors will similarly make copies of applicable portions of such documents available to their respective Sub-subcontractors.

5.4        CONTINGENT ASSIGNMENT OF SUBCONTRACTS
5.4.1     Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner provided that:
.1	assignment is effective only after termination of the Contract by the Owner for cause pursuant to Paragraph 14.2 and only for those subcontract agreements which the Owner accepts by notifying the Subcontractor and Contractor in writing; and
.2	assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

5.4.2     Upon such assignment, if the Work has been suspended for more than 30 days, the Subcontractor’s compensation shall be equitably adjusted for increases in cost resulting from the suspension.

5.5        PAYMENTS TO SUBCONTRACTORS BY THE CONTRACTOR
5.5.1     The Contractor shall pay each subcontractor, upon receipt of payment from the Owner, an amount equal to the percentage of completion allowed to the Contractor, on account of such Subcontractor’s Work, less the percentage retained from payments to the Contractor.  The Contractor shall also require each Subcontractor to make similar payments to Sub-subcontractors.

ARTICLE 6     CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

6.1        OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS
6.1.1     The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under Conditions of the Contract identical or substantially similar to these including those portions related to insurance and waiver of subrogation.  If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided in Paragraph 4.3.

6.1.2     When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Contractor” in the Contract Documents in each case shall mean the Contractor who executes each separate Owner-Contractor Agreement.

6.1.3     The Owner shall provide for coordination of the activities of the Owner’s own forces and of each separate contractor with the Work of the Contractor, who shall cooperate with them.  The Contractor shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so.  The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement.  The construction schedules shall then constitute the schedules to be used by the Contractor, separate contractors and the Other until subsequently revised.

6.1.4     Unless otherwise provided in the Contract Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces, the Owner shall be deemed to be subject to the same obligations and to have the same rights which apply to the Contractor under the Conditions of the Contract, including, without excluding others, those stated in Article 3, this Article 6 and Articles 10, 11 and 12.

6.2        MUTUAL RESPONSIBILITY
6.2.1     The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.

6.2.2     If part of the Contractor’s Work depends for proper execution or results upon construction or operations by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results.  Failure of the Contractor so to report shall constitute an acknowledgment that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Contractor’s Work, except as to defects not then reasonably discoverable.

6.2.3     The Owner shall be reimbursed by the Contractor for costs incurred by the Owner which are payable to a separate contractor because of delays, improperly timed activities or defective construction of the Contractor.  The Owner shall be responsible for costs incurred by the Contractor because of delays, improperly timed activities, damage to the Work or defective construction of a separate contractor.

6.2.4     The Contractor shall promptly remedy damage wrongfully caused by the Contractor to completed or partially completed construction or to property of the Owner or separate contractors as provided in Subparagraph 10.2.5.

6.2.5     DISPUTES OR ACTIONS BETWEEN CONTACTORS
6.2.5.1  Should the Contractor, either itself or by its subcontractor or subcontractors or their respective agents, servants, or employees, cause damage or injury to the property or work of any Contractors, or by failing to perform its Work (including the work of its subcontractor or subcontractors) with due diligence, delay any Contractors, which suffer additional expense or damage as a result, the parties involved in such dispute shall settle any agreement or arbitrate said claim, dispute or disputes by referring same to the American Arbitration Association.  Said dispute or disputes shall be determined pursuant to the Construction Industry Arbitration Rules of the American Arbitration Association then effect.  The Owner will not be a party to disputes or actions between the Contractors or subcontractors concerning such additional expense or damage.  It is agreed by all parties that disputes or actions between Contractors concerning the additional expense or damage will not delay completion of the Work, which shall be continued by the parties, subject to the rights hereinbefore provided.  It is agreed by the parties to this Contract (the Owner as promisee and that the contractor as promisor) that the intent of this clause is to benefit the other Contractors on the project or related projects and to serve as an indication of the mutual intent of the Owner and the Contractor that this clause raise such other Contractors to the status of third party beneficiaries only as to the terms and conditions of Subparagraphs 6.1.1, 6.2.1, and 6.2.5.  The Contractor agrees that Subparagraphs 6.1.1, 6.2.1, and 6.2.5 are provided as a benefit to the Contractor and, that they specifically exclude claims against the Owner for delay or other damages.

6.2.5.2  The Contractor agrees that all claims, disputes and other matters in question between Contractors, which arise out of, or are related to this Contract, or the breach thereof, as provided in Subparagraph 6.2.5.1, shall be settled by agreement or resolved by arbitration, in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect, unless the parties mutually agree otherwise.  This agreement to arbitrate is in consideration of the fact that all other Prime Contractors agree to this same arbitration provision, as provided in each separate Prime Contract required for the construction of this Project, and is specifically enforceable under the prevailing arbitration law.  The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accord with applicable law in any court having jurisdiction thereof.  The Owner shall not be a party to this arbitration.

6.2.5.3  Notice of the demand for arbitration shall be filed in writing with the other Prime Contractor(s) and with the West Virginia Regional Office of the American Arbitration Association.  A copy of the demand shall be filed with the Architect and the Owner.  The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen.  The Owner shall not be a party to the claim, dispute or other matter in question, but shall be a witness in any arbitration at the request of any party to the arbitration.

6.2.6     In case any direct or indirect injury is done to existing, street or underground structures, sewers, mains, or to public or private property of any kind, or to any materials or fixtures, by or because of the work, in consequence of any act or omission on the part of the Contractor, his employees or agents, the Contractor, at his own cost and expense, except where hereinafter specified otherwise, shall restore such structures, property, or materials to a condition equal to or similar to that existing before such damage or injury was done, by repairing, rebuilding, or otherwise as may be required by the Architect.  To the extent that the Contractor fails or refuses to meet the requirements of this subparagraph and such failure and/or refusal results in the Owner incurring additional attorney’s fees, professional fees, other cost or expenses, the Contractor shall be liable for the same.

6.2.7     If the Contractor shall fail to restore such property or make good such damage, the Owner may, by contract or otherwise, proceed to repair, rebuilt, or otherwise restore such property as may be necessary, and the cost thereof will be deducted from any money due, or to become due, the Contractor under this contract; or the Owner may deduct from any money due the Contractor a sum sufficient to reimburse the Owner of property so damaged.

6.3        OWNER’S RIGHT TO CLEAN UP
6.3.1     If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts by maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Architect will allocate the cost among those responsible.

ARTICLE 7     CHANGES IN THE WORK

7.1        GENERAL
7.1.1     Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.  The Contractor shall not be entitled to any damages (consequential or direct) for any delay by Owner in approving such Change Order.

7.1.2     A Change Order shall be based upon agreement among the Owner, Contractor and Architect; a Construction Change Directive requires agreement by the Owner and Architect and may or may not be agreed to by the Contractor; an order for a minor change in the Work may be issued by the Architect alone.  It is also herein acknowledged that Thomas Banketas may serve as the Owner’s liaison on this project and that for general oversight and changes in Work required by this Article 7 that he may work in conjunction with the Architect from time to time to resolve certain disputes.

7.1.3     Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.

7.2        CHANGE ORDERS
7.2.1     A Change Order is a written instrument prepared by the Architect and signed by the Owner, Contractor and Architect, stating their agreement upon all of the following:

.1          change in the Work;
.2          amount of the adjustment, if any, in the Contract Sum;
.3          the extent of the adjustment, if any, in the Contract Time.

7.2.2     Methods used in determining adjustments to the Contract Sum may include those listed in Subparagraph 7.3.3.

7.3        CONSTRUCTION CHANGE DIRECTIVES
7.3.1     A Construction Change Directive is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.  The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

7.3.2     A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

7.3.3     If the Construction Change Directive provides for an adjustment to the Contract Sum. the adjustment shall be based on one of the following methods:
.1	mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;
.2	unit prices stated in the Contract Documents or subsequently agree upon:
.3	cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or
.4	as provided in Subparagraph 7.3.6.

7.3.4     Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect of the Contractor’s agreement or disagreement with the method, if any provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

7.3.5     A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum and Contract Time or the method for determining them.  Such agreement shall be effective immediately and shall be recorded as a Change Order.

7.3.6     If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Architect on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of increase in the Contract Sum, an allowance for overhead and profit in accordance with Subparagraphs 7.3.10.1 through 7.3.10.6.  In such case, and also under Clause 7.3.3.3, the Contractor shall keep and present, in such form as the Architect may prescribe, an itemized accounting together with appropriate supporting data.  Unless otherwise provided in the Contract Documents, costs for the purposes of this Subparagraph 7.3.6 shall be limited to the following:
.1	costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;
.2	costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;
.3	rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Contractor or others;
.4	costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and
.5	additional costs of supervision and field office personnel directly attributable to the change.

7.3.7     The amount of credit to be allowed by the Contractor to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Architect.  When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

7.3.8     Pending final determination of the total cost of Construction Change Directive to the Owner, amounts not in dispute for such changes in the Work shall be included in Applications for Payment accompanied by a Change Order indicating the parties’ agreement with part or all of such costs.  For any portion of such cost that remains in dispute, the Architect will make an interim determination for purposes of monthly certification for payment for those costs.  That determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of either party to disagree and assert a claim in accordance with Article 4.

7.3.9     When the Owner and Contractor agree with the determination made by the Architect concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

7.3.10   In Subparagraph 7.3.6. the allowance for the combined overhead and profit included in the total cost to the Owner shall be based on the following schedule:

.1          For the Contractor, for Work performed by the Contractor’s own forces, 10 percent of the cost.

.2          For the Contractor, for Work performed by the Contractor’s Subcontractor, 10 percent of the amount due the Subcontractor.

.3          For each Subcontractor or Sub-Subcontractor involved, for Work performed by the Subcontractor’s of Sub-Subcontractor’s own forces, 10 percent of the cost.

.4          For each Subcontractor, for Work performed by the Subcontractor’s Subcontractors, 5 percent of the amount due the Subcontractor.

.5          Cost to which overhead and profit is to be applied shall be determined in accordance with Subparagraph 7.3.6.

.6          In order to facilitate checking of quotation for extras or credits, all proposals, except those so minor that their propriety can be seen by inspection, shall be accompanied by a complete itemization of costs including labor, materials and Subcontracts.  Labor and materials shall be itemized in the manner prescribed above.  Where major cost items are Subcontracts, they shall be itemized also.  In no case will a change involving an amount greater than or equal to $200 be approved without such itemization.

7.4        MINOR CHANGES IN THE WORK
7.4.1     The Architect will have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Contract Documents.  Such changes shall be effected by written order and shall be binding on the Owner and Contractor.  The Contractor shall carry out such written orders promptly.

ARTICLE 8     TIME

8.1        DEFINITIONS
8.1.1     Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

8.1.2     The date of commencement of the Work is the date established in the Agreement.

8.13      The date of Substantial Completion is the date certified by the Architect in accordance with Paragraph 9.8.

8.1.4     The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined

8.2        PROGRESS AND COMPLETION
8.2.1     Time limits stated in the Contract Documents are of the essence of the Contract.  By executing the Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the Work.  The dates listed in the Preliminary Construction Schedule are minimum performance dates and the Contractor agrees to schedule, coordinate, and staff in accord with actual progress of the Work.  The Contractor agrees to increase manpower, increase work hours, and to increase equipment necessary to maintain projected progress schedule.

8.2.1.1  Any Preliminary Construction Schedule, if provided, is for information purposes only and constitutes a proposed sequence of events based on standard practices.

8.2.2     The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor and Owner.  The date of commencement of the Work shall not be changed by the effective date of such insurance.  Unless the date of commencement is established by the Contract Documents or a notice to proceed given by the Owner, the Contractor shall notify the Owner in writing not less than five days or other agreed period before commencing the Work to permit the timely filing of mortgages, mechanic’s liens and other security interests.

8.2.3     The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.  The Contractor agrees to increase manpower, increase work hours, and to increase equipment necessary to maintain projected progress schedule.

8.2.4     It is mutually agreed by and between the parties hereto that time shall be an essential part of this contract and that in case of the failure on the part of the Contractor to complete the contract within the time specified and agreed upon, the Owner will be damaged thereby; and the amount of said damages, inclusive of expenses for inspection, superintendence and necessary traveling expenses, being difficult if not impossible of define ascertainment and proof, it is hereby agreed that the reasonable amount of liquidated damages shall be in accord with Paragraph 7.6 of AIA 101.

8.2.4.1  In addition to the Liquidated Damages listed in Paragraph 7.6 of AIA A101, the Contractor agrees to pay all associated costs for the Architect to extend their Contract to remain on the Project due to the failure of the Contractor to complete the Work within the time frame stipulated in the Project Construction Schedule.  Damage to other Prime Contractors that are an extension of this clause, are to be recovered pursuant to Article 6.2 et. seq., of the General Conditions of the Contract and the Supplementary Conditions of the Contract.

8.3        DELAYS AND EXTENSIONS OF TIME
8.3.1     If the Contractor is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner or Architect, or of an employee of either, or of a separate contractor employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unavoidable casualties or other causes beyond the Contractor’s control, or by delay authorized by the Owner pending mediation and arbitration, then the Contract Time shall be extended by Change Order for such reasonable time as the Architect may determine.

8.3.2     Claims relating to time shall be made in accordance with applicable provisions of Paragraph 4.3.

8.3.3     No payment or compensation will be made to the Contractor as compensation for damages for any delays or hindrances from any cause whatsoever in the progress of the Work, notwithstanding whether such delays be avoidable or unavoidable.  The Contractor’s sole remedy for delays shall be an extension of Contract Time, pursuant to and only in accordance with this Paragraph 8.3.  Such extension shall be a period equivalent to the time lost, day for day, by reason of any and all of the aforesaid causes.  Nor will the Contractor be permitted to make any claim for acceleration or for a cost or expenses associated with acceleration.  In the event that the Contractor chooses to assert such a claim for delay, acceleration, or litigate this provision, and the Contractor fails to prevail as to its entire claim in its litigation, the Contractor shall be liable to the Owner for any attorney’s fees, professional fees, costs or expenses associated with analyzing, defending or otherwise opposing any such claim or litigation.

8.3.4     The Owner shall not be liable to the Contractor for any expenses, damages, loss of profits (anticipated or otherwise) or charges of any nature whatsoever (including but not limited to, attorney’s fees) which shall result because of any extension of the time of completion which shall be granted by the Owner to the Contractor or to any other Contractor employed by the Owner to perform any other portion of the Project, or which shall result because of any delay or hindrance of any nature whatsoever in the progress of the Work (including but not limited to, any delay due to litigation), whether such delay or hindrance shall be avoidable or unavoidable .  In the event the Contractor chooses to litigate this provision and fails to prevail in its entire litigation, the Contractor shall reimburse the Owner and the Architect for any attorney’s fees, professional fees and all other costs and expenses incurred by the Owner associated with analyzing, defending or otherwise opposing any such claim or litigation.

8.3.5     The Contractor shall recognize and reasonable anticipate that as the job progresses, the Architect will be making changes in and updating Construction Schedules pursuant to Subparagraph 3.10.1.  Therefore, no claim for an increase in the Contract Sum for either acceleration or delay will be allowed for extensions of time pursuant to this Paragraph or for other changes in the Construction Schedules which may be experienced in projects of similar size and complexity.

ARTICLE 9     PAYMENTS AND COMPLETION

9.1        CONTRACT SUM
9.1.1     The Contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.

9.2        SCHEDULE OF VALUES
9.2.1     Before the first Application for Payment, the Contractor shall submit to the Architect a schedule of values allocated to various portions of the Work, prepared in such form and supported by such data to substantiate its accuracy as the Architect may require.  This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

9.3        APPLICATION FOR PAYMENT
9.3.1     At least ten days before the date established for each progress payment, the Contractor shall submit to the Architect an itemized Application for Payment for operations completed in accordance with the schedule of values.  Such application shall be notarized, if required, and supported by such data substantiating the Contractor’s right to payment as the Owner or Architect may require, such as copies of requisitions from Subcontractors and material suppliers, and reflecting retainage if provided for in the Contract Documents.  And such applications shall include a release of claims provision as to each lien, waiver and change order for which payment is being sought.

9.3.1.1  As provided in Subparagraph 7.3.8, such applications may include requests for payments on account of changes in the Work which have been properly authorized by Construction Change Directives, or by interim determinations of the Architect, but not yet included in Change Orders.

9.3.1.2  Such applications may not include requests for payment for portions of the Work for which the Contractor does not intend to pay to a Subcontractor or material supplier, unless such Work has been performed by others whom the Contractor intends to pay.

9.3.2  Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitable stored at the site for subsequent incorporation in the Work.  If approved in advance by the Owner, payment may similarly be made for material and equipment suitably stored off the site at a location agreed upon in writing.  Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

9.3.3  The Contractor warrants that title to all Work covered by an Application for Payment will pass to the Owner no later than the time of payment.  The Contractor further warrants that upon submittal of an Application for Payment all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.

9.4        CERTIFICATES FOR PAYMENT
9.4.1     The Architect will, within seven days after receipt of the Contractor’s Application for Payment, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding certification in whole or in part as provided in Subparagraph 9.5.1.

9.4.2     The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect’s evaluation of the Work and the data comprising the Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect’s knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents.  The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to correction of minor deviations from the Contract Documents prior to completion and to specific qualifications expressed by the Architect.  The issuance of a Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified.  However, the issuance of a Certificate for Payment will not be a representation that the Architect has (1) reviewed construction means, methods, techniques, sequences or procedures, (2) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (3) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

9.5        DECISIONS TO WITHHOLD CERTIFICATION
9.5.1     The Architect may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Architect’s opinion the representations to the Owner required by Subparagraph 9.4.2 cannot be made.  If the Architect is unable to certify payment in the amount of the Application, the Architect will notify the Contractor and Owner as provided in Subparagraph 9.4.1.  If the Contractor and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner.  The Architect may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect’s opinion to protect the Owner from loss for which the Contractor is responsible, including loss resulting form acts and omissions described in Subparagraph 3.3.2, because of:
.1	defective Work not remedied;
.2	third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;
.3	failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment;
.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;
.5	damage to the Owner or another contractor;
.6	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or
.7	persistent failure to carry out the Work in accordance with the Contract Documents.

9.5.2     When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

9.6        PROGRESS PAYMENTS
9.6.1     After the Architect has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Architect.

9.6.2   The Contractor shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to the Contractor on account of such Subcontractor’s portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor’s portion of the Work.  The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in similar manner.

9.6.3     The Architect will, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractors.

9.6.4     Neither the Owner nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be required by law.

9.6.5     Payment to material suppliers shall be treated in a manner similar to that provided in Subparagraph 9.6.2, 9.6.3 and 9.6.4.

9.6.6     A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

9.6.7     Unless the Contractor provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Contractor for Work properly performed by Subcontractors and suppliers shall be held by the Contractor for those Subcontractors or suppliers who performed Work or furnished materials, or both, under contract with the Contractor for which payment was made by the Owner.  Nothing contained herein shall require money to be placed in a separate account and not commingled with money to be placed in a separate account and not commingled with money of the Contractor, shall create any fiduciary liability on the part of the Contractor for breach of trust or shall entitle any person or entity to an award of punitive damages against the Contractor for breach of the requirements of this provision.

9.7        FAILURE OF PAYMENT
9.7.1     If the Architect does not issue a Certificate for Payment, through no fault of the Contractor, but without just cause and without any failure by Contractor to complete its submission within seven days after receipt of the Contractor’s Application for Payment, or if the Owner does not pay the Contractor within seven days after the date established in the Contract Documents the amount certified by the Architect or awarded by arbitration, then and to the extent such default is not owed then the Contractor may, upon seven additional days’ written notice to the Owner and Architect, stop the Work until payment of the amount owing has been received.  The Contract time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Contractor’s reasonable costs of shut-down, delay and start-up, plus interest as provided for in the Contract Documents.  Notwithstanding the foregoing, in no event shall any extensions of time hereunder relieve contractor of its liability for liquidated damages arising after April 15,2002.

9.8        SUBSTANTIAL COMPLETION
9.8.1     Substantial Completion is as defined in Section 3.3 of AIA Form A101

9.8.2     When the Contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor shall prepare and submit to the Architect a comprehensive list of items to be completed or corrected (a “Punchlist”) together with cost of each such item prior to final payment.  Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents.

9.8.3     Upon receipt of the Contractor’s list, the Architect will make an inspection to determine whether the Work or designated portion thereof is substantially complete.  If the Architect’s inspection discloses any item, whether or not included on the Contractor’s list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the correct such item upon notification by the Architect.  In such case, the Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion.

9.8.4   When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the contractor shall finish all items on the list accompanying the Certificate.  Warranties required by the Contract Documents shall commence on the date of substantial Completion of the work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.

9.8.5   The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.  Upon such acceptance and consent of surety, if any, the Owner shall make payment of retainage applying to such Work or designated portion thereof.  Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Contract Documents.

9.9        PARTIAL OCCUPANCY OR USE
9.9.1     The Owner may at it’s election, occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is consented to by the insurer as required under Clause 11.4.1.5 and authorized by public authorities having jurisdiction over the Work.  Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contractor shall prepare and submit a list to the Architect as provided under Subparagraph 9.8.2.  Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld.  The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect.

9.9.2     Immediately prior to such partial occupancy or use, the Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

9.9.3   Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

9.9.4   As portions of the Project are completed, and occupied, Contractor shall ensure the continuing construction activity will not unreasonably interfere with the use, occupancy and quiet enjoyment of the completed portions thereof.

9.9.5   The Contractor agrees to coordinate the Work with the Architect and the Owner in order to minimize disturbance to occupied portions of the structure.  In the event performances or tests are conducted in close proximity to the Work in progress, the Contractor agrees to cease all work which may disturb the Owner’s occupants at the site.

9.10    FINAL COMPLETION AND FINAL PAYMENT
9.10.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Architect will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that on the basis of the Architect’s on-site visits and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable.  The Architect’s final Certificate for Payment will constitute a further representation that conditions listed in Subparagraph 9.10.2 as precedent to the Contractor’s being entitled to final payment have been fulfilled.

9.10.2   Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Architect (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment and (5), if required by the Owner, other data establishing payment of satisfaction of Obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien.  If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys’ fees.

9.10.3         If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted.  If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment.  Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

9.10.4The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:
.1	liens, Claims, security interests or encumbrances arising out of the Contract and unsettled;
.2	failure of the Work to comply with the requirements of the Contract Documents; or
.3	terms of special warranties required by the Contract Documents; or
.4	items which were not discoverable as of the Date of Final Payment.

9.10.5 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE 10   PROTECTION OF PERSONS AND PROPERTY

10.1      SAFETY PRECAUTIONS AND PROGRAMS
10.1.1   The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract, within 14 days after the receipt of the Notice to Proceed.

10.1.1.1 Prior to performing any Work on the project site, the Contractor shall submit to the Architect its Project Safety and Health Program fully describing the Contractor’s commitments for meeting its obligations to provide safe and healthful working conditions for its employees, and generally contribute and enhance safety at the project site.  The Contractor’s program shall reference federal and state OSHA standards and other rules and regulations applicable to construction activities on the project.  The Contractor’s Project Safety and Health Program shall include, as a minimum, the following:

A.         New Hire Safety and Orientation Program:  Each new or reassigned employee of the Contractor shall receive a thorough safety orientation including employer/employee responsibilities under federal/state OSHA regulations, ear protection in high noise level areas, respiratory protection.  Material safety Data Sheets (MSDS), fire protection, first aid facilities, and look-out procedures on electrical equipment.  Attendance at the Orientation program meeting is required and records kept on file in the Contractor’s office for review.

10.1.2   Weekly Tool Box Safety Meetings:  Contractor shall conduct Weekly Tool Box Safety Meetings to provide employees with current safety information.  Attendance is required and records kept on file in the Contractor’s office for review.

10.2      SAFETY OF PERSONS AND PROPERTY
10.2.1   The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:
.1          employees on the Work and other persons who may be affected thereby;
.2          the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor of the Contractor’s Subcontractors or Sub-subcontractors; and
.3          other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

10.2.2   The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

10.2.3   The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.2.4   When use or storage of explosive or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.2.5  The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Clauses 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Clauses 10.2.1.2 and 10.2.1.3, except damage or loss attributable to the fault or negligence of the Contractor.  The foregoing obligations of the Contractor are in addition to the Contractor’s obligations under Paragraph 3.18.

10.2.6   The Contractor shall designate a responsible member of the Contractor’s organization at the site whose duty shall be the prevention of accidents.  This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor is writing to the Owner and Architect.

10.2.7   The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

10.3      HAZARDOUS MATERIALS
10.3.1   If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

10.3.2 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform test verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Contractor and the Architect have no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor’s reasonable additional cost of shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 7.

10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect’s consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Subparagraph 10.3.1 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) and provided that such damage, loss or expense is not due to the sole negligence of  party seeking indemnity.

10.4      The Owner shall not be  responsible under Paragraph 10.3 for materials and substances brought to the site by the Contractor unless such material or substances were required by the Contract Documents.

10.5      If, without negligence on the part of the Contractor, the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred.

10.6      EMERGENCIES
10.6.1   In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor’s discretion, to prevent threatened damage, injury or loss.  Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Paragraph 4.3 and Article 7.

ARTICLE 11 INSURANCE AND BONDS

11.1      CONTRACTOR’S LIABILITY INSURANCE
11.1.1 The Contractor shall purchase form and maintain in a company or companies lawful authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Contractor from claims set forth below which may arise out of or result from the Contractor’s operations under the Contract and from which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any or them, or by anyone for whose acts any of them may be liable:

.1 claims under workers’ compensation, disability benefits and other similar employee benefit act which are applicable to the Work to be performed;
.2 claim for damage because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;
.3 claims of damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s employees;
.4 claims for damages insured by usual personal injury liability coverage;
.5 claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

.6 claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;
.7 claims for bodily injury or property damage arising out of completed operations; and
.8 claims involving contractual insurance applicable to the Contractor’s obligations under Paragraph 3.18

11.1.2 The insurance required by Subparagraph 11.1.1 shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages, whether on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

11.1.3 Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work. These certificates and the insurance policies required by this Paragraph 11.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the final Application for Payment as required by Subparagraph 9.10.2. Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the contractor with reasonable promptness in accordance with the Contractor’s information and belief.

11.2      OWNER’S LIABILITY INSURANCE
11.2.1 The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance.

11.3      PROJECT MANAGEMENT PROTECTIVE LIABILITY INSURANCE
11.3.1 Optionally, the Owner may require the Contractor to purchase and maintain Project Management Protective Liability insurance from the Contractor’s usual sources as primary coverage for the Owner’s, Contractor’s and Architect’s various liability for construction operations under the Contract. Unless otherwise required by the Contract Documents, the Owner shall reimburse the Contractor by increasing the Contract Sum to pay the cost of purchasing and maintaining such optional insurance coverage, and the Contractor shall not be responsible for purchasing any other liability insurance on behalf of the Owner. The minimum limits of liability purchased with such coverage shall be equal to the aggregate of the limits required for Contractor’s Liability Insurance under Clause 11.1.1.2 through 11.1.1.5.

11.3.2 To the extent damages are covered by Project Management Protective Liability insurance, the Owner, Contractor and Architect waive all rights against each other for damages, except such rights as they may have to the proceeds of such insurance. The policy shall provide for such waivers of subrogation by endorsement or otherwise.

11.3.3 The Owner shall not require the Contractor to include the Owner, Architect or other persons or entities as additional insureds on the Contractor’s Liability Insurance coverage under Paragraph 11.1.

11.4      PROPERTY INSURANCE
11.4.1 Unless otherwise provided, the Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk “all-risk” or equivalent form in the amount of the initial Contract Sum, plus value of subsequent Contract modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Paragraph 9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 11.4 to be covered, whichever is later. This insurance shall include interest of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project.

11.4.1.1 Property insurance shall be on an “all-risk: or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect’s and Contractor’s services and expenses required as a result of such insured loss.

11.4.1.2 If the Owner does not intend to purchase such property insurance required by the Contract and with all of the coverages in the amount described above, the Owner shall so inform the Contractor in writing prior to commencement of the Work, The Contractor may then effect insurance which will protect the interest of the Contractor, Subcontractors and Sub-subcontractors in the Work, and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Contractor is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, without so notifying the Contractor in writing, then the Owner shall bear all reasonable costs properly attributable thereto.

11.4.3 If the property insurance requires deductibles, the Owner shall pay costs not covered because of such deductibles.

11.4.1.4 The property insurance shall cover portions of the Work stored off the site, and also portions of the Work in transit.

11.4.1.5 Partial occupancy or use in accordance with Paragraph 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Contractor  shall take reasonable steps to obtain consent of the insurance company or companies and shall without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

11.4.2 Boiler and machinery insurance. The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner, this insurance shall include interest of the Owner, Contractor, Subcontractor and Sub-subcontractors in the Work, and the Owner and Contractor shall be named insureds.

11.4.3 Loss of Use Insurance. The Owner, at the Owner’s option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner’s property due to fire or other hazards, however caused. The Owner waives all rights of action against the Contractor for loss of use of the Owner’s property, including consequential losses due to fire or other hazards however caused.

11.4.4 If the Contractor requests in writing that insurance for risk other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.

11.4.5 If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Subparagraph 11.4.7 for damages caused by fire or other causes of loss covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

11.4.6 Before an exposure to loss may occur, the Owner shall file with the Contractor a copy of each policy that includes insurance coverages required by this Paragraph 11.4. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire, and that its limits will not be reduced, until at least 30 days prior written notice has been given to the Contractor.

11.4.7 Waivers of Subrogation. The Owner and Contractor waive all rights against (1) each other and any of their subcontractors, sub-subcontractors, agents and employees, each of the other, and (2) the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and any of their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Paragraph 11.4 or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. The Owner or Contractor as appropriate, shall require of the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and the Subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

11.4.8 A loss insured under Owner’s property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 11.4.10. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

11.4.9 If required in writing by a party in interest, the Owner as fiduciary shall, upon occurrence of an insured loss, give bond for proper performance of the Owner’s duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received which the Owner shall distribute in accordance with such agreement as the parties in interest may reach or in accordance with an arbitration award in which case the procedure shall be as provided in Paragraph 4.6 If after such loss no other special agreement is made and unless the Owner terminates the Contract for convenience, replacement of damaged property shall be performed by the Contractor after notification of a Change in the Work in accordance with Article 7.

11.4.10 The Owner as fiduciary shall have power to adjust and settle a loss with insureds unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner’s exercise of this power; if such objection is made, the dispute shall be resolved as provided in Paragraph 4.5 and 4.6. The Owner as fiduciary shall, in the case of arbitration, make settlement with insureds in accordance with directions of the arbitrators, If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

11.5      PERFORMANCE BOND AND PAYMENT BOND
11.5.1 The Owner shall require the Contractor to furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder as stipulated in bidding requirements or specifically required in the Contract Documents in the date of execution of the Contract. The approved Form of Bond shall be attached hereto and made a part hereof as Addendum B-1

11.5.2 Upon the request of any person or entity appearing to be a potential beneficiary bonds covering payment of obligations arising under the Contract, the Contractor shall promptly furnish a copy of the bonds or shall permit a copy to be made.

ARTICLE 12 UNCOVERING AND CORRECTION OF WORK

12.1 UNCOVERING OF WORK
12.1.1 If a portion of the Work is covered contrary to the Architect’s request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by the Architect, be uncovered for the Architect’s examination and be replaced at the Contractor’s expense without change in the Contract Time.

12.1.2 If a portion of the Work has been covered which the Architect has not specifically requested to examine prior to its being covered, the Architect may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner’s expense. If such Work is not in accordance with the Contract Documents, correction shall be at the Contractor’s expense unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs.

12.2 CORRECTION OF WORK
12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION
12.2.1.1 The Contractor shall promptly correct Work rejected by the Architect or failing to confirm to the requirements of the Contract Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections and compensation for the Architect’s services and expenses made necessary thereby, shall be at the Contractor’s expense.

12.2.2 AFTER SUBSTANTIAL COMPLETION

12.2.2.1 In addition to the Contractor’s obligations under Paragraph 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date of commencement of warranties established under Subparagraph 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Contractor and give the Contractor an opportunity to make the correction, the Owner waives the rights to require the correction by the Contractor and to make a claim for breach of warranty. If the Contractor fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner or Architect, the Owner may correct it in accordance with Paragraph 2.4.

12.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work.

12.2.2.3 The one-year period for correction of Work shall not be extended by corrective Work performed by the Contractor pursuant to this Paragraph 12.2.

12.2.3 The Contractor shall remove from the site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

12.2.4 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor’s correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

12.2.5 Nothing contained in this Paragraph 12.2 shall be constructed to establish a period of limitation with respect to other obligations which the Contractor might have under the Contract Documents. Establishment o the one-year period for correction of Work as described in Subparagraph 12.2.2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor’s liability with respect to the Contractor’s obligations other than specifically to the Work.

12.3 ACCEPTANCE OF NONCONFORMING WORK
12.3.1 If the Owner prefers to accept Work which is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 13 MISCELLANEOUS PROVISIONS

13.1 GOVERNING LAW
13.1.1 The Contract shall be governed by the law of the place where the Project is located. Al actions shall be brought on the Circuit Court for Hancock County.

13.2 SUCCESSORS AND ASSIGNS
13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Except as provided in Subparagraph 13.2.2, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

13.2.2 The Owner may, without consent of the Contractor, assign the Contract to an institutional lender providing construction financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under the Contract Documents. The Contractor shall execute all consents reasonably required to facilitate such assignment.

13.3 WRITTEN NOTICE
13.3.1 Written notice shall be determined to have been duly served of delivered in person to the individual or member of the firm or entity or to an officer of the corporation for which it was intended, or if delivered at or sent by registered or certified mail to the last business address known to the party giving notice.

13.4 RIGHTS AND REMEDIES
13.4.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

13.4.2 No action or failure to act by the Owner, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor such action or failure to act constitutes approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

13.5 TEST AND INSPECTIONS
13.5.1 Test, inspections and approvals of portions of the Work required by the Contract Documents or by law, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall make arrangements for such test, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear related cost of tests, inspections and approvals. The Contractor shall give the Architect timely notice when and where test and inspections are to be made so that the Architect may be present for such procedures. The Owner shall bear costs of testing, inspections or approvals which do not become requirements until after bids are received or negotiations concluded.

13.5.2 If the Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Subparagraph 13.5.1, the Architect will, upon written authorization form the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect of when and where testing and inspection are to be made so that the Architect may be present for such procedures. Such costs, except as provided in Subparagraph 13.5.3, shall be at the Owner’s expense.

13.5.3 If such procedures for testing, inspection or approval under Subparagraph 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures and compensation for the Architect'’ services and expenses shall be at the Contractor'’ expense.

13.5.4   Required certificates of testing, inspection or approval shall, unless otherwise requires by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

13.5.5   If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.

13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.6      INTEREST
13.6.1   Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the legal rate from time to time at the place where the Project is located.

13.7 COMMENCEMENT OF STATUTORY LIMITATION PERIOD
13.7.1 As between the Owner and Contractor:

.1 Before Substantial Completion. As to act or failures to act occurring prior to the relevant date of Substantial Completion, any applicable statute of limitations shall commence to turn and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of Substantial Completion;
.2 Between Substantial Completion and Final Certificate for Payment. As to acts or failures to act occurring subsequent to the relevant date of Substantial Completion and prior to issuance of the final Certificate for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the final Certificate for Payment; and
.3 After Certificate for Payment. As to act or failures to act occurring after the relevant date of issuance of the final Certificate for Payment, any applicable statute of limitations shall commence to turn and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Contractor pursuant to any Warranty provided under Paragraph 3.5, the date of any correction of the Work or failure to correct the Work by the Contractor under Paragraph 12.2, or the date of actual commission of any other act or failure to perform any duty or obligation by the Contractor or Owner, whichever occurs last.

ARTICLE 14 TERMINATION OR SUSPENSION OF THE CONTRACT

14.1 TERMINATION BY THE CONTRACTOR
14.1.1 If the Work is stopped for a period of 60 days under final, non-appealable order of any court or other public authority having jurisdiction, through no act or fault of the Contractor or a subcontractor or their agents or employees or any other person performing portions of the Work under Contract with the Contractor, then the Contractor may, upon 14 days written notice to the Owner and the Architect, terminate the Contract and recover from the Owner payment of all work properly executed.

14.1.2 & 14.1.3 [Intentionally Omitted]

14.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor or their agents or employees or any other person performing portions of the Work under contract with the Contractor because the Owner has persistently failed to fulfill the Owner’s obligations under the Contract Documents with respect to matters important to the process of the Work, the Contractor may, upon seven additional days’ written notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Subparagraph 14.1.3.

14.2 TERMINATION BY THE OWNER FOR CAUSE
14.2.1 The Owner may terminate the Contract if the Contractor:
.1 persistently or repeatedly refuses or fails to supply enough property skilled workers or proper materials;
.2 fails to make payment to Subcontractors or suppliers for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;
.3 persistently disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or
.4 otherwise is guilty of material breach of a provision of the Contract Documents.

14.2.2 When any of the above reasons exist, the Owner, upon certification by the Architect that sufficient cause exist to justify such action, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor’s surety, if any, seven days’ written notice, terminate employment of the Contractor and may, subject to any prior rights of the survey:
.1 take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;
.2 accept assignment of subcontracts pursuant to Paragraph 5.4; and
.3 finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Contractor, the Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.

14.2.3 When the Owner terminates the Contract for one of the reasons stated in Subparagraph 14.2.1, the Contractor shall not be entitled to receive future payments until the Work is finished.

14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the Architect’s services and expenses made necessary thereby, and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Contractor. If such costs and damages exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall be certified by the Architect, upon application, and this obligation shall survive termination of the Contract. The cost of finishing the Work include, without limitation, all reasonable attorney’s fees, additional title costs, insurance, additional interest because of any delay in completing the Work, and all other direct and indirect consequential costs incurred by the Owner by reason of the termination of the Contractor as stated herein.

14.2.5 In the event of termination, the Owner may assess the Contractor attorneys’ fees, cost, expenses, including but not limited to, employee time attributable to said event, and the Contractor shall immediately reimburse the Owner for the same. In the event that the Contractor fails to adhere to a contractual provision or other requirements of the Contract Documents, whether the subject provision is material or not, to the extent the Owner incurs attorneys’ fees, professional fees, costs or expenses, of any kind in the Owner’s attempt to enforce such provisions, the Contractor shall be liable to the Owner for the same. In such event, the Owner may deduct such amounts from any Application for Payment, retainage or otherwise invoice the Contractor.

14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE
14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

14.3.2 The Contract Sum and the Contract Time shall be adjusted for increase in the cost and time caused by suspension, delay or interruption as described in Subparagraph 14.3.1. The Cost of finishing the Work include, without limitation, all reasonable attorney’s fees, additional title costs, insurance, additional interest because of any delay in completing the Work, and all other direct and indirect consequential costs incurred by the Owner by reason of the termination of the Contractor as stated herein. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent:
.1 that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible; or
.2 that an equable adjustment is made or denied under another provision of the Contract.

14.4 TERMINATION BY THE OWNER FOR CONVENIENCE
14.4.1 The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall:
.1 cease operation as directed by the Owner in the notice;
.2 take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and
.3 except for Work directed to be performed prior to he effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

14.4.3 In case of such termination for the Owner’s convenience, the Contractor shall be entitled to receive payment from the Owner on the same basis provided in Subparagraph 14.1.1

14.4.4 In the event the Owner elects to terminate the Contractor for cause, the Owner may recover as part of its damages any and all professional fees, including but not limited to, architectural fees and attorneys’ fees, costs and expenses. The Owner shall have the right to set off said amounts against any amount alleged to be due and owing to the Contractor on the base amount of the contract. Further, should the Contractor fail to achieve completion promptly, upon written recommendation by Architect, the Owner may, for cause, terminate the Contractor, complete the work, and recover against the Contractor any and all amounts that the Owner incurs, including but not limited to, any and all professional fees (including but not limited to, architectural, construction management and legal fees, expenses and costs).

14.5 In the event that the Owner declares the Contractor on default and the Contractor’s surety fails to adhere to its obligations under the performance bond, payment bond, or the maintenance bond the surety shall be liable to the Owner for any attorneys’ fees, professional fees, or other costs or expenses incurred by the Owner in connection with the Owner’s pursuit of its rights under the performance bond, payment bond and/or applicable law, including the cost of all litigation, including but not limited to, attorney’s fees, professional fees, and costs.

             To the extent any Contractor sues the Owner and the Owner prevails in such litigation the Contractor shall be responsible for all o the Owner’s damages including but not limited to any and all professional fees (Architectural fees, consulting fees and legal fees, expenses and costs).

14.6 In the event that the Owner terminates the Contract due to its failure to obtain financing, then the Contractor shall not be entitled to any damages, costs and/or expenses, including but not limited to, attorneys’ fees and/or expenses.

14.7 In the event that the Owner terminates the Contract due to litigation, then the Contractor shall be entitled to recover only for any Work already performed and shall not be entitled to recover any expenses, damages, loss of profits (anticipated or otherwise) or charges of any nature whatsoever (including but not limited to, attorneys’ fees).